Exhibit (d)(10)

CONTRIBUTION AGREEMENT

IN MAKING AN INVESTMENT DECISION ROLLOVER INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PARTNERSHIP AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. ROLLOVER INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 16, 2012, is by and among Lee Summer, LP, a Delaware limited partnership (the “Partnership”), the individual named on Annex A hereto (the “Rollover Investor”) and The Edelman Financial Center, Inc., a Virginia corporation wholly-owned by the Rollover Investor (“EFC Inc.”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, Summer Holdings II, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Partnership (“Parent”), Summer Merger Sub, Inc., a Texas corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Edelman Financial Group Inc., a Texas corporation (“Company”), have entered into an Agreement and Plan of Merger, dated as of April 16, 2012 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and as a wholly-owned Subsidiary of Parent;

WHEREAS, the Partnership is managed by its general partner, Lee Summer GP, LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, EFC Inc. owns the membership interests in The Edelman Financial Center, LLC, a Delaware limited liability company (“EFC LLC”), as set forth on Annex A (the “EFC Interests”);

WHEREAS, the Rollover Investor and EFC Inc. desire to contribute, transfer and assign to the Partnership all of their right, title and interest in and to the EFC Interests in exchange for a number of newly issued Class A partnership interests of the Partnership (each a “Class A Unit”) and cash in the amount of the Excess Value Amount (as defined in Annex A), as adjusted by the True-Up Payment (as defined herein), in each case as more fully set forth herein (the “Exchange”);

WHEREAS, in connection with the execution of the Merger Agreement, certain affiliates of Lee Equity Partners, LLC (“Sponsor”) have entered into the Equity Commitment Letter with Parent with respect to the provision of equity financing to effect the Merger (the “Sponsor Equity Commitment”);

WHEREAS, it is intended that the contribution by EFC Inc. of the applicable portion of the EFC Interests in exchange for newly issued Class A Units be governed by Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is intended that the contribution by EFC Inc. of the applicable portion of the EFC Interests in exchange for the Excess Value Amount (as adjusted by the True-Up Payment) be treated as a taxable sale for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION OF EFC INTERESTS

1.1.             Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time, EFC Inc. hereby agrees to, and the Rollover Investor shall take all actions necessary to cause EFC Inc. to, contribute, transfer and assign to the Partnership all of its right, title and interest in and to the EFC Interests (the “Contributed Securities”) in exchange for (a) the Partnership’s issuance to EFC Inc., of that number of Class A Units determined by dividing the Committed Contribution Value (as defined on Annex A) by the Class A Initial Price Per Unit (as defined in the Partnership Agreement) and (b) a cash payment by the Partnership to EFC Inc. equal to the Excess Value Amount (as adjusted by the True-Up Payment).

1.2.             By executing and delivering this Agreement, as a condition to the issuance of the Class A Units to the Rollover Investor, the Rollover Investor agrees to, and to cause his affiliate holding the Class A Units immediately following the Exchange Closing to, be bound by and become a party to that certain Amended and Restated Partnership Agreement of the Partnership, in the form attached hereto as Exhibit B (the “Partnership Agreement”).

1.3.             The obligations of the Rollover Investor and EFC Inc. to consummate the transactions contemplated by Article I of this Agreement shall be subject to and conditioned upon the following: (a) the representations and warranties of the Partnership set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing; (b) the Partnership’s compliance in all material respects with its obligations hereunder; (c) there not having been effected or granted any Adverse Amendment or Waiver (as defined below) without the prior written consent of the Rollover Investor; (d) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable Law and (e) the substantially contemporaneous consummation of the Merger.

1.4.             The obligations of the Partnership to consummate the transactions contemplated by Article I of this Agreement shall be subject to and conditioned upon the following: (a) the representations and warranties of each of the Rollover Investor and EFC Inc. set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing; (b) the compliance of each of the Rollover Investor and EFC Inc. in all material respects with their respective obligations hereunder, (c) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable Law; and (d) the substantially contemporaneous consummation of the Merger.

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ARTICLE II

EXCHANGE CLOSING

2.1.             The closing of the Exchange (the “Exchange Closing”) shall take place at such place as the Closing of the transactions contemplated by the Merger Agreement and contemporaneously with the consummation of the Merger pursuant to the Merger Agreement.

2.2.             Deliveries of Rollover Investor and EFC Inc. at Closing. At or prior to the Exchange Closing, each of the Rollover Investor and EFC Inc. shall deliver to the Partnership:

(a)                an instrument of transfer, in the form attached as Exhibit C hereto, with respect to the Contributed Securities duly executed by EFC Inc.;

(b)                a non-foreign affidavit reasonably satisfactory to the Partnership and dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that EFC Inc. is not a “foreign person” as defined in Section 1445 of the Code;

(c)                a counterpart signature page to the Partnership Agreement, duly executed by each of EFC Inc. and the Rollover Investor; and

(d)                a counterpart signature page to the GP Agreement, duly executed by the Rollover Investor.

2.3.             Deliveries of the Partnership at Closing. At the Exchange Closing, the Partnership shall deliver to, and in the case of clause (b) on behalf of, EFC Inc. and the Rollover Investor:

(a)                the Excess Value Amount by wire transfer in immediately available federal funds to the account designated by the Rollover Investor in writing prior to the Exchange Closing;

(b)                the GP Capital Contribution by wire transfer in immediately available funds to the account designated by the General Partner in writing prior to the Exchange Closing;

(c)                counterpart signature pages to the Partnership Agreement duly executed by the General Partner and by each of the Persons (other than EFC Inc. and the Rollover Investor) subscribing for Class A Units in connection with the transactions contemplated by the Merger Agreement; and

(d)                counterpart signature pages to the GP Agreement duly executed by the by each of the Persons (other than the Rollover Investor) that are party thereto.

2.4.             True-Up Payment. If, at the time the Exchange Closing occurs, the Final Quarterly Financials (as defined on Annex A) for the most recent calendar quarter ending prior to the occurrence of the Exchange Closing are not complete, then the parties shall cause the Chief Financial Officer of EFC LLC to calculate the True-Up Amount as set forth on Annex A promptly following the completion of such Final Quarterly Financials. Promptly, and in any event no later than three (3) Business Days following such determination of the True-Up Amount, (i) if the True-Up Amount is a positive number, the Partnership shall deliver to the Rollover Investor cash in the amount of the True-Up Amount, by wire transfer in immediately available federal funds to the account designated by the Rollover Investor in writing prior to such payment, (ii) if the True-Up Amount is a negative number, the

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Rollover Investor shall deliver to the Partnership cash in the amount of the absolute value of the True-Up Amount, by wire transfer in immediately available federal funds to the account designated by the Partnership in writing prior to such payment and (iii) if the True-Up Amount is $0, no payment will be made. Any payment pursuant to this Section 2.4 is referred to as the “True-Up Payment”. Any True-Up Payment received by or paid by the Partnership pursuant to this Section 2.4, and any “True-Up Amount” (as defined in the letter agreement, dated as of the date hereof, among the Company, EFC Inc., the Rollover Investor and Edward Moore (the “Letter Agreement”)) received by or paid by the Partnership pursuant to paragraph 3 of the Letter Agreement shall be specially allocated to the LEP Partners (as defined in the Partnership Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP

The Partnership hereby represents and warrants to the Rollover Investor and EFC Inc. as follows:

3.1.             Organization; Authorization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and the Partnership Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly authorized by all necessary action pursuant to the Partnership Agreement, and has been duly and validly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms. At the Closing, the Partnership Agreement and the GP Agreement will have been duly executed and delivered by the General Partner and the Partner, as applicable, and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

3.2.             Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby do not require the Partnership to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Partnership is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3.             Issuance of the Class A Units. Upon issuance of the Class A Units to EFC Inc. at the Exchange Closing, such Class A Units will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”) except as may otherwise be set forth in the Partnership Agreement or the Management Grant Agreement between the Rollover Investor and the Partnership as in effect from and after the consummation of the Merger or otherwise created by the Rollover Investor.

3.4.             Purpose; Merger. Each of Parent and the Partnership was organized solely for the purpose of effecting the transactions contemplated by the Merger Agreement (including the transactions contemplated hereby) and as of the Exchange Closing will have engaged in no activity other

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than in connection with the transactions contemplated thereby and hereby. Assuming that (a) the representations and warranties of the Rollover Investor and EFC Inc. hereunder are true and correct as of the Exchange Closing, (b) compliance by the Rollover Investor and EFC Inc. with their respective obligations under this Agreement, (c) the representations and warranties of Edward Moore pursuant to the Contribution Agreement dated as of the date hereof between the Partnership and Mr. Moore (the “Moore CA”) are true and correct as of the Exchange Closing, (d) compliance by Mr. Moore with his obligations under the Moore CA, and (e) the Company’s representations and warranties set forth in Section 4.3 of the Merger Agreement are true and correct as of the Exchange Closing, following consummation of the Merger and the transactions contemplated by this Agreement, the Moore CA and each other contribution agreement between the Partnership and the other Persons subscribing for Class A Units, the Partnership shall, directly or indirectly, be the sole beneficial owner of, and have good and marketable title to, of all of the authorized and outstanding equity securities of the Company and of EFC LLC. The Partnership is the sole beneficial owner of all of the outstanding equity securities of Parent, and there are no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements, commitments of any kind to which the Partnership or Parent is a party or by which the Partnership or Parent is bound requiring Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in Parent.

3.5.             Capitalization; Partnership Agreement. Upon completion of the Exchange Closing and the other transactions described in Section 3.4, and except for any class of equity securities issued in accordance with the Partnership Agreement following the Exchange Closing, the Class A Units to be issued to EFC Inc. pursuant to this Agreement shall constitute the same class of securities of the Partnership issued to any affiliates of Sponsor, and, together with the Class A Units issued by the Partnership in connection with the consummation of the Merger and the Class B Units to be issued by the Partnership as described in Section 3.7, shall be the only outstanding or authorized class of equity securities of the Partnership. Upon completion of the Exchange Closing, all partners of the Partnership shall be properly admitted as partners and bound by the provisions of the Partnership Agreement.

3.6.             Proceedings. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Partnership, threatened against the Partnership or any of its Affiliates before or by any Governmental Entity that would impair the ability of the Partnership to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

3.7.             Management Grant Agreement. Schedule 3.7 hereto sets forth the parties agreement as of the date hereof regarding the allocation of Class B Units (including any phantom units), and subclasses thereof, to be issued, and the parties to whom such units are expected to be issued in connection with the Closing under the Merger Agreement pursuant to the Partnership’s Management Incentive Plan.

3.8.             Acquisition of Contributed Securities.

(a)                The Partnership is acquiring the Contributed Securities for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b)                The Partnership is relying on its business judgment and knowledge concerning the business, financial condition and prospects of EFC LLC, and the advice of Partnership’s own counsel, tax advisors and other advisors, in making the decision to acquire the Contributed Securities.

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(c)                The Partnership is not issuing the Class A Units in exchange for Contributed Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to the Partnership in connection with investments in securities generally.

(d)                The Partnership is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act.

(e)                The Partnership understands that an investment in EFC LLC is a speculative investment which involves a high degree of risk of loss of the Partnership’s investment therein. The Partnership is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Partnership’s investment in such securities. The Partnership acknowledges that the Contributed Securities are not registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Contributed Securities may be restricted by applicable state and non-U.S. securities laws.

(f)                 The Partnership and its advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Partnership or advisors, if any, have requested to examine. The Partnership has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Contributed Securities and has had full access to such other information concerning EFC LLC as it has requested. The Partnership’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risk of the investment in the Contributed Securities.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF ROLLOVER INVESTOR and EFC INC.

The Rollover Investor and EFC Inc. hereby represent, warrant and acknowledge to the Partnership as follows:

4.1.             Organization; Authorization. The Rollover Investor has full legal capacity to execute and deliver this Agreement and the agreements contemplated hereby and to perform his obligations hereunder and thereunder. EFC Inc. is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority and all necessary governmental approvals to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each of the Rollover Investor and EFC Inc. and constitutes a legal, valid and binding obligation of each of the Rollover Investor and EFC Inc., enforceable against each of them in accordance with its terms.

4.2.             Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by each of the Rollover Investor and EFC Inc. and the consummation of the transactions contemplated hereby do not require the Rollover Investor or EFC Inc. to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any

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State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which either the Rollover Investor or EFC Inc. is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

4.3.             Certain Matters Relating to the Contributed Securities.

(a)                EFC Inc. is the sole record and beneficial owner of, and has good and marketable title to, the Contributed Securities, and such ownership is free and clear of any Liens except as expressly set forth in the Limited Liability Company Agreement of EFC LLC, dated as of May 10, 2005, as amended (the “EFC LLCA”). Except for the EFC LLCA, neither the Rollover Investor nor EFC Inc. is a party to, or bound by, any Contract (i) directly related to the EFC Interests or the ownership or disposition thereof or (ii) any rights or obligations with respect to the EFC Interests that would reasonably be expected to restrict or otherwise affect the Rollover Investor’s or EFC Inc.’s power or authority to comply with and perform its respective covenants and obligations under this Agreement. Upon consummation of the Exchange Closing as provided in this Agreement, the Partnership will acquire good and marketable title to the Contributed Securities free and clear of all Liens.

(b)                The Rollover Investor is the sole record and beneficial owner of all of the outstanding equity securities of EFC Inc., and there are no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements, commitments of any kind to which the Rollover Investor or EFC Inc. is a party or by which the Rollover Investor or EFC Inc. is bound requiring EFC Inc. to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in EFC Inc.

(c)                EFC Inc. and, as the sole owner thereof, the Rollover Investor, has and will have at all times through the Exchange Closing sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Contributed Securities.

(d)                There is no Proceeding pending or, to the knowledge of the Rollover Investor or EFC Inc., threatened against the Rollover Investor, EFC Inc. or any of their respective Affiliates before or by any Governmental Entity that would impair the ability of the Rollover Investor or EFC Inc. to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.4.             Certain Matters Relating to the Rollover Investor’s Investment in the Class A Units.

(a)                The Rollover Investor and EFC Inc. are acquiring the Class A Units for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b)                The Rollover Investor is relying on his or her own business judgment and knowledge concerning the business, financial condition and prospects of the Partnership, and the advice of the Rollover Investor’s own counsel, tax advisors and other advisors, in making the decision to acquire the Class A Units.

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(c)                Neither the Rollover Investor nor EFC Inc. is contributing the Contributed Securities in exchange for Class A Units as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to Rollover Investor in connection with investments in securities generally.

(d)                The Rollover Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act;

(e)                The Rollover Investor understands that an investment in the Class A Units is a speculative investment which involves a high degree of risk of loss of the Rollover Investor’s investment therein. The Rollover Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Rollover Investor’s investment in such securities. The Rollover Investor acknowledges that the Class A Units have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Class A Units may be restricted by applicable state and non-U.S. securities laws.

(f)                 The Rollover Investor and its advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Rollover Investor or advisors, if any, have requested to examine. The Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Class A Units and has had full access to such other information concerning the Partnership and its Subsidiaries as it has requested. The Rollover Investor’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risk of the investment in the Class A Units. The Rollover Investor has carefully reviewed the terms and provisions of this Agreement and the Partnership Agreement and has evaluated the restrictions and obligations contained herein and therein.

4.5.             Rollover Investor’s Knowledge. The Rollover Investor has a high degree of familiarity with the business, operations and current financial condition of the Company and its Subsidiaries.

ARTICLE V

COVENANTS OF THE PARTIES

5.1.             Each of the Rollover Investor and EFC Inc. hereby covenants and agrees as follows:

(a)                EFC Inc. shall not (and the Rollover Investor shall cause EFC Inc. not to) directly or indirectly sell, transfer, pledge, assign or otherwise dispose of any of the Contributed Securities (or any interest therein) between the date hereof and the Exchange Closing or, if earlier, until termination of this Agreement in accordance with its terms. Notwithstanding the generality of the foregoing, the Rollover Investor and EFC Inc. hereby waive the right to require the Company to purchase the EFC Interests as provided in Article XI of EFC LLCA to the extent such rights are triggered by the Company’s (i) entering into the Merger Agreement, (ii) the approval of the transactions contemplated by the Merger Agreement or (iii) the consummation of the transactions contemplated by the Merger Agreement. For the avoidance of doubt, the foregoing waiver shall be limited to, and effective only with

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respect to, the transactions contemplated by the Merger Agreement, and nothing herein shall be deemed or construed to amend or modify, or as a waiver of, any such rights following the termination of this Agreement if the Exchange Closing has not occurred.

(b)                Neither the Rollover Investor or EFC Inc. shall enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Rollover Investor’s or EFC Inc.’s respective representations, warranties, covenants and obligations under this Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Rollover Investor’s or EFC Inc.’s respective power, authority and right to comply with and perform its covenants and obligations under this Agreement.

(c)                Effective from and after the date hereof until this Agreement is terminated in accordance with Section 6.13, the Rollover Investor and EFC Inc. hereby waive their respective rights under that certain Registration Rights Agreement, dated as of May 10, 2005, as amended, among the Company, the Rollover Investor and EFC Inc. (the “Registration Rights Agreement”) and hereby agree that, upon consummation of the Exchange Closing, the Registration Rights Agreement shall automatically terminate and be of no further force or effect without any further action of the Rollover Investor or EFC Inc. For the avoidance of doubt, nothing herein shall be deemed or construed to amend or modify, or as a waiver of, any rights under the Registration Rights Agreement following the termination of this Agreement if the Exchange Closing has not occurred.

5.2.             The Rollover Investor hereby acknowledges and agrees that the Class A Units are subject to restrictions on transfer and resale and may not be transferred or resold except (i) as may be provided in the Partnership Agreement; and (ii) as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom.

5.3.             The Partnership agrees that, without the prior written consent of the Rollover Investor, it shall not, and it shall cause Parent and Merger Sub not to, enter into or agree to any amendment or waiver of the Merger Agreement if the terms of such amendment or waiver are or would reasonably be expected to be materially adverse to the Rollover Investor or EFC Inc (an “Adverse Amendment or Waiver”). Without limiting the foregoing, the parties agree that the following would be materially adverse to the Rollover Investor and EFC Inc.: (i) an amendment to change the amount or form of consideration to be paid to any Person pursuant to the Merger Agreement, (ii) the waiver or elimination of any condition in Section 8.2 of the Merger Agreement to the extent such condition contemplates the absence of a Company Material Adverse Effect, (iii) the waiver or elimination of the condition set forth in Section 8.2(f) of the Merger Agreement, (iv) an amendment of or the elimination of the Company’s authority under Section 6.1(d)(iii) of the Merger Agreement or (v) an amendment to add any condition to the obligations of either party to the Merger Agreement. The Partnership shall, and shall cause Parent to, provide the Rollover Investor with at least two (2) business days’ prior written notice of any amendment or waiver of the Merger Agreement that would reasonably be expected to constitute an Adverse Amendment or Waiver and reasonable opportunity to review such amendment or waiver before it is executed and delivered.

5.4.             In the event that, upon completion of the Exchange Closing and the other transactions described in Section 3.4 and Section 5.5, EFC Inc. would hold a percentage of the total Class A Units outstanding that is less than the Target Percentage Interest (as defined on Schedule 5.4 hereto), the Partnership shall notify the Rollover Investor in writing, and EFC Inc. shall have the option, exercisable by written notice to the Partnership within three (3) Business Days following receipt of such notice from the Partnership, to decrease the Excess Value Amount and increase the Committed Contribution Value in order to acquire such number of additional Class A Units sufficient to cause its percentage ownership of total Class A Units outstanding to be equal to the Target Percentage Interest. In

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the event that EFC Inc. elects to so increase its Class A Unit ownership pursuant to this Section 5.4, EFC Inc. will return to the Partnership the amount of any such decrease in the Excess Value Amount to the extent previously received and the parties hereto agree to promptly amend this Agreement and any applicable schedules or records of ownership, as necessary to effect and record the foregoing transaction.

5.5.             The Rollover Investor and EFC Inc. acknowledge that following the date hereof, the Partnership may enter into agreements with other Persons in respect of contributions of cash or securities of the Company in exchange for Class A Units of the Partnership, and notwithstanding anything to the contrary herein, the parties acknowledge and agree that the amount contributed by such Persons to the Partnership in connection with the consummation of the Merger shall reduce, dollar for dollar, the aggregate capital contribution of affiliates of Sponsor in the Partnership, with corresponding reductions in the number of Class A Units issued to, and the final percentage interest of, Sponsor in the Partnership upon consummation of the Merger. No such arrangements shall have the effect of reducing the Contribution Amount, the Committed Contribution Value, the Excess Value Amount or the Target Percentage Interest.

5.6.             Contemporaneously with the Exchange Closing, the Rollover Investor agrees to make a capital contribution to the General Partner in the amount set forth on Annex A (the “GP Capital Contribution”) in exchange for a membership interest in the General Partner and to enter into the Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP Agreement”) in the form attached as Exhibit D, and thereupon, the Rollover Investor shall be admitted as a member of the General Partner.

5.7.             In the event that EFC LLC does not have in effect on the Closing Date a valid election under Section 754 of the Code to adjust the basis of its assets for its taxable year that includes the Closing Date (the “Section 754 Election”), the Rollover Investor shall cooperate with the Partnership to take, or cause to be taken, all appropriate actions to cause EFC LLC to make the Section 754 Election.

ARTICLE VI

MISCELLANEOUS

6.1.             Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

6.2.             Submission to Jurisdiction; Service.  Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement.  Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such

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service is insufficient.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

6.3.             Tax Treatment. It is the intent of the parties hereto that, for U.S. federal income tax purposes, (a) the contribution by EFC Inc. of the applicable portion of the Contributed Securities in exchange for newly issued Class A Units be governed by Section 721 of the Code and (b) the contribution by EFC Inc. of the applicable portion of the Contributed Securities in exchange for the Excess Value Amount (as adjusted by the True-Up Payment) be treated as a taxable sale. The parties shall not take any action or position inconsistent with this Section 6.3, whether in audits, tax returns, or otherwise.

6.4.             Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Partnership, addressed to the Partnership c/o Lee Equity Partners, LLC, 650 Madison Avenue, New York, NY 10022, Attention: Mark K. Gormley and Benjamin Hochberg, Facsimile Number (212) 702-3787, with copies to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Facsimile Number (212) 859-4000, Attention: Christopher Ewan and David N. Shine; if to the Rollover Investor, to Fredric M. Edelman, 4000 Legato Rd., 9th Floor, Fairfax, Virginia 22033, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019-6064, Attention: Robert D. Goldbaum, Facsimile Number (212) 757-3900, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

6.5.             Entire Agreement, etc. This Agreement, the Merger Agreement, the Partnership Agreement, the GP Agreement and other documents and instruments referenced herein or delivered in connection herewith (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

6.6.             Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by the Partnership and the Rollover Investor. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

6.7.             Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. Any assignment by a party hereto requires consent of the other parties hereto, except that the Partnership may assign its rights and obligations hereunder to an Affiliate; provided that no such assignment shall relieve the Partnership of its obligations hereunder and the Partnership may not assign its rights or obligations hereunder to any Person other than to a successor owner of all of the equity securities of Parent for which the representations and warranties of the Partnership hereunder would remain true and correct and in a transaction that is otherwise economically neutral to the Rollover Investor.

6.8.             Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

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6.9.             Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.10.          Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.11.          Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Rollover Investor, EFC Inc., or by or on behalf of the Partnership pursuant to this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Partnership, the Rollover Investor or EFC Inc., the issue and sale of the Class A Units and the consummation of the Exchange.

6.12.          Specific Performance. Each party hereto acknowledges and agrees that a breach of this Agreement by any of them would cause irreparable damage to the other parties hereto and that the other parties hereto would not have an adequate remedy at law. Accordingly, the obligations of each party hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

6.13.          Termination. This Agreement shall terminate (i) upon mutual written consent of the Partnership and Rollover Investor, (ii) automatically without any further action of the parties hereto if, at any time prior to the Exchange Closing, the Merger Agreement shall have been terminated or if the Sponsor Equity Commitment has been terminated, in each case in accordance with their respective terms, (iii) upon 15 days’ prior written notice to the Partnership by the Rollover Investor given at any time following October 13, 2012 or (iv) upon written notice to the Partnership by the Rollover Investor at any time following the making or granting of an Adverse Amendment or Waiver without the Rollover Investor’s prior written consent, with such notice given no later than 10 days following the making or granting of such Adverse Amendment or Waiver. Upon any such termination, the rights and obligations of the parties shall terminate and there shall be no liability on the part of the Partnership, the Rollover Investor or EFC Inc. under this Agreement; provided, that no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

PARTNERSHIP:	LEE SUMMER, LP

By: LEE SUMMER GP, LLC

By: /s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

GENERAL PARTNER:	LEE SUMMER GP, LLC

By: /s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

ROLLOVER INVESTOR:	/s/ Fredric M. Edelman
Fredric M. Edelman

THE EDELMAN FINANCIAL CENTER, INC.

By: /s/ Fredric M. Edelman
Name: Fredric M. Edelman
Title: Chief Executive Officer

[Signature Page to FE Contribution Agreement]

ANNEX A

Contributed Securities

Rollover Investor:	Fredric Edelman
Contributed Securities:	220 units of EFC LLC
LLC Interests Value:

$49,631,083; provided that such amount shall be recalculated as set forth below with respect to each calendar quarter ending after December 31, 2011 and prior to the Exchange Closing (each a “Closed Quarter”) for which Final Quarterly Financials are available prior to the Exchange Closing:

Promptly following the completion prior to the Exchange Closing of the Final Quarterly Financials in respect of a Closed Quarter, the LLC Interests Value shall be recalculated to an amount equal to the product of (i) 0.22, multiplied by (ii) 9.5, multiplied by (iii) the LLC Net Income for the twelve months ending on the last day of such Closed Quarter, based upon the Final Quarterly Financials for such Closed Quarter. Each such calculation shall be certified by the Chief Financial Officer of EFC LLC.

“LLC Net Income”	shall have the meaning given to such term in the Limited Liability Company Operating Agreement of EFC LLC as in effect as of the date hereof.
“Final Quarterly Financials”	means, with respect to a Closed Quarter, the final financial statements of EFC LLC in respect of such Closed Quarter prepared in accordance with GAAP consistent with past practice of EFC LLC.
FE Merger Proceeds Amount:	An amount equal to the gross amount payable, on a pre-tax basis, upon consummation of the Merger (i) pursuant to Section 1.4 of the Merger Agreement in respect of all of the shares of Company Capital Stock held by EFC Inc. and the Rollover Investor and (ii) pursuant to Section 2.8 of the Merger Agreement in respect of any equity securities of the type contemplated thereby held by the Rollover Investor.
Committed Contribution Value:	An amount equal to the product of (i) the sum of the LLC Interests Value and the FE Merger Proceeds Amount, multiplied by (ii) 0.5
GP Capital Contribution:	An amount equal to the product of (i) $10,000 and (ii) a fraction (X) the numerator of which is the total number of Class A Units issued to EFC Inc. in connection with the Exchange Closing (as adjusted in accordance with Section 5.4) and (Y) the denominator is the aggregate number of Class A Units issued to affiliates of the Sponsor in connection with the consummation of the Merger together with the Class A Units issued to EFC Inc. as contemplated by clause (X) above.
Excess Value Amount:	An amount equal to (i) the LLC Interests Value minus (ii) the Committed Contribution Value minus (iii) the GP Capital Contribution.
True-Up Value:	An amount equal to the product of (i) 0.22, multiplied by (ii) 9.5, multiplied by (iii) the LLC Net Income for the twelve months ending on the last day of the Closed Quarter for which Final Quarterly Financials were not complete prior to the Exchange Closing, based upon the Final Quarterly Financials for such Closed Quarter. Such calculation shall be certified by the Chief Financial Officer of EFC LLC.
True-Up Amount:	An amount equal to the True-Up Value minus the LLC Interests Value (with such amount expressed as a positive number, if positive, or as a negative number, if negative).